IQST – iQSTEL Announces M&A Campaign With Potential To Push Revenue Over $60.5 Million Forecast

NEW YORK, March 25, 2021 /PRNewswire/ -- iQSTEL, Inc. (USOTC: IQST), an international provider of Telecom, Technology, Fintech and Blockchain solutions, today confirmed an ongoing merger and acquisition (M&A) campaign.  The company further confirmed that the current $60.5 million revenue forecast for 2021 does not include any contribution from potential acquisitions.  The M&A campaign may result in iQSTEL exceeding the current forecast.

The iQSTEL confirms its revenue forecast for 2021 is $60.5 million.  In addition to the dramatic revenue growth, Management anticipates improved profit margins as iQSTEL consolidates its Telecom subsidiaries under a single brand name to improve marketing momentum and operating efficiencies.

Having recently eliminated all debt, and with a growing cash reserve anticipated to exceed $2 million by the end of Q1, iQSTEL management considers the company in a strong position to proceed with its M&A campaign.

Within the current M&A outlook for iQSTEL, based on existing target acquisitions, management anticipates potential increasing the FY-2021 forecast by the end of Q2.

With a solid and improving balance sheet, growing revenues and improving margins, management remains confident in its previously announced NASDAQ uplisting objective.

About iQSTEL Inc.:

iQSTEL Inc (OTC: IQST) (www.iQSTEL.com) is a US-based publicly-listed company offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 13 countries.  The company provides services to the Telecommunications, Electric Vehicle (EV), Liquid Fuel Distribution, Chemical and Financial Services Industries. iQSTEL has 4 Business Divisions: Telecom, Technology, Fintech and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, IoT Labs, Global Money One and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, 4G & 5G international infrastructure connectivity, Cloud-PBX, OmniChannel Marketing, IoT Smart Electric Vehicle Platform, iQ Batteries for Electric Vehicles, IoT Smart Gas Platform, IoT Smart Tank Platform, Visa Debit Card, Money Remittance, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com